Visa Underwriting Syndicate Members

Banc of America Securities LLC
CIBC World Markets Corp.
Citi
Daiwa Securities America Inc.
Goldman, Sachs & Co.
HSBC
J.P. Morgan Securities Inc.
Lehman Brothers Inc.
Merrill Lynch & Co.
Mitsubishi UFJ Securities International PLC
Piper Jaffray
RBC Capital Markets
SunTrust Robinson Humphrey
UBS Investment Bank
Wachovia Securities
Wells Fargo Securities